Exhibit 10.1

BRIDGE TERM LOAN CREDIT AND GUARANTY AGREEMENT

dated as of May 6, 2025

among

DoorDash, Inc.,

the Guarantors party hereto,

the Lenders party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger and Sole Bookrunner

i

ii

SCHEDULES

Schedule 2.1(a) — Tranche A Commitments
Schedule 2.1(b) — Tranche B Commitments

EXHIBITS

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Loan Notice
Exhibit C — Form of Closing Certificate
Exhibit D — Form of Compliance Certificate
Exhibit E — [Reserved]
Exhibit F — Form of Counterpart Agreement
Exhibit G — [Reserved]
Exhibit H — Form of Portfolio Interest Certificates

iii

BRIDGE TERM LOAN CREDIT AND GUARANTY AGREEMENT, dated as of May 6, 2025, among DoorDash, Inc., as Borrower, the GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, in connection with the Closing Date Acquisition, the Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), the Guarantors party hereto, the Lenders party hereto and the Administrative Agent have entered into this Agreement in order to provide for a $2,850,000,000 364-day term loan credit facility, comprised of $1,500,000,000 of Tranche A Commitments and $1,350,000,000 of Tranche B Commitments, to be used on the Closing Date to fund a portion of the consideration for the Closing Date Acquisition (and, if applicable, any other acquisition of Target Shares in connection with the Closing Date Acquisition, including pursuant to a Squeeze-out) and to pay the costs and expenses incurred in connection therewith.

The proceeds of borrowings are to be used for the purposes described in Section 5.9. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Condition” means, in relation to an Offer, a condition such that the Offer may not be declared unconditional until the Borrower has received acceptances in respect of a certain percentage or number of Target Shares.

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Acquisition Documents” means:

(a)          if the Closing Date Acquisition is to be effected by means of a Scheme, the Scheme Documents;

(b)          if the Closing Date Acquisition is to be effected by means of an Offer, the Offer Documents; or

(c)          any other documents entered into in connection with the Closing Date Acquisition and designated as an “Acquisition Document” by the Borrower and the Administrative Agent.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 10.3(d).

“Agreement” means this Bridge Term Loan Credit and Guaranty Agreement, dated as of May 6, 2025, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00% per annum. For purposes of clause (c) above, the Adjusted Term SOFR Rate on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 0.00% per annum.

“Ancillary Document” has the meaning assigned to it in Section 10.6(b).

“Anti-Corruption Laws” means all applicable laws, rules and regulations concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, with respect to any Lender with respect to any Class of Loans or Commitments, the percentage of the total Commitments of such Class represented by such Lender’s Commitment with respect to such Class; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Commitment with respect to such Class. If the Commitments of such Class have terminated or expired, the Applicable Percentages with respect to such Class shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or RFR Loan, or with respect to the ticking fees in respect of the Commitments payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread/RFR Spread” or “Ticking Fee Rate”, respectively, based upon the Debt Rating as of such date; provided that, subject to the third succeeding paragraph, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2 from the Effective Date until the next change in the Applicable Rate in accordance with the second succeeding paragraph:

	Debt Rating	ABR Spread	Term Benchmark Spread/RFR Spread	Ticking Fee Rate
Category 1:	BBB / Baa2 / BBB or above	0.625%	1.625%	0.125%
Category 2:	BBB- / Baa3 / BBB- or below	0.750%	1.750%	0.150%

For purposes of the foregoing: (a) if a Debt Rating is in effect from only two Rating Agencies, (x) if the Debt Ratings from both Rating Agencies fall within the same Category, that Category will apply, and (y) if the Debt Ratings from the Rating Agencies are split, then the higher of the two Debt Ratings shall apply; (b) if a Debt Rating is in effect from each Rating Agency, (x) if the Debt Ratings from all Rating Agencies fall within the same Category, that Category will apply, and (y) if the Debt Ratings from the Rating Agencies are split such that the Debt Ratings are in two different Categories, then the Category with two of the three Debt Ratings shall apply; (c) if only one Rating Agency shall have a Debt Rating in effect, then the Debt Rating one level below such Debt Rating shall apply; and (d) if no Rating Agency shall have a Debt Rating in effect, then the Debt Rating for Category 2 shall apply.

Each change in the Applicable Rate due to a change in a Debt Rating (other than as a result of a change in the rating system of such Rating Agency) shall be effective during the period commencing on the third Business Day following the date such change is first issued by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent, and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency, and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

Notwithstanding anything to the contrary herein, the Applicable Rate for ABR Loans, Term Benchmark Loans and RFR Loans (but not, for the avoidance of doubt, the “Ticking Fee Rate”) at each of the above Categories shall increase by 0.25% per annum on the date that is 90 days after the Closing Date and by an additional 0.25% per annum at the end of each 90-day period thereafter.

“Approved Borrower Portal” has the meaning set forth in Section 10.1(d)(i).

“Approved Fund” has the meaning set forth in Section 10.4.

“Arrangers” means JPMCB, in its capacity as sole lead arranger and sole bookrunner, and any successors thereto.

“Asset Sale” means any Disposition by the Borrower or any of its Restricted Subsidiaries outside the ordinary course of business, but in each case excluding (i) any asset sales or other Dispositions (including any issuances of Equity Interests by any Subsidiary or pursuant to any casualty event or condemnation proceeding) between or among the Borrower and its Restricted Subsidiaries, (ii) any factoring arrangements, (iii) any leasing transactions, (iv) any sale and leaseback transactions, (v) [reserved], (vi) the contribution of assets to a Joint Venture and the sale of an Equity Interest in such Joint Venture in connection with any Acquisition in an aggregate amount not to exceed $50,000,000 and (vii) asset sales and other Dispositions, the Net Cash Proceeds of which do not exceed $100,000,000 in the aggregate.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Basket” means any financial test or ratio (including by reference to the Senior Net Leverage Ratio or Consolidated Total Assets) or any amount, threshold, value or availability, in each case prescribed or required with respect to any Limited Condition Transaction.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR, or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          the Adjusted Daily Simple SOFR; or

(2)          the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then‑prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably determines in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then‑current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means the Administrative Agent and each Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors or comparable governing body of the Borrower or any committee thereof duly authorized to act on its behalf.

“Borrower” means DoorDash, Inc., a Delaware corporation.

“Borrower Communications” has the meaning set forth in Section 10.1(d)(i).

“Borrowing” means Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (other than for purposes of delivery of financial statements prepared in accordance with GAAP), whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized or finance lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)          United States dollars, or money in other currencies received in the ordinary course of business,

(2)          U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3)          (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4)          repurchase obligations with a term of not more than 30 days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5)          commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(6)          securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s,

(7)          money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (6) above,

(8)          in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes, and

(9)          solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

“Certain Funds Period” means the period commencing on (and including) the date of this Agreement and ending at 11:59 p.m. London time on (and including) the earliest of:

(a)          where the Closing Date Acquisition proceeds by way of a Scheme, the earlier of:

(i)          the date on which the Scheme irrevocably lapses or it is irrevocably withdrawn with the consent of the Borrower and the Takeover Panel or by order of the Court (unless, on or prior to that date, the Borrower has notified the Administrative Agent that the Borrower intends to launch an Offer or a replacement Scheme and the applicable Rule 2.7 Announcement for the Offer or replacement Scheme is released within 20 Business Days of that date (provided that, in the case of any change from a Scheme to an Offer, the relevant Offer Document includes an Acceptance Condition that is not lower than the Minimum Acceptance Threshold)); and

(ii)          the date that is six weeks from the long-stop date in the relevant Scheme Document by which time the Closing Date Acquisition is required to have been completed in accordance with the terms of the Scheme;

(b)          where the Closing Date Acquisition is to be consummated pursuant to an Offer, the earlier of:

(i)          the date on which the Offer irrevocably lapses or terminates or is irrevocably withdrawn with the consent of the Takeover Panel (unless, on or prior to that date, the Borrower has notified the Administrative Agent that the Borrower intends to launch a new Offer or Scheme and the applicable Rule 2.7 Announcement for the new Offer or Scheme is released within 20 Business Days of that date (provided that, in the case of any such new Offer, the relevant Offer Document includes an Acceptance Condition that is not lower than the Minimum Acceptance Threshold)); and

(ii)          the date that is eight weeks from the long-stop date in the relevant Offer Document by which time the Closing Date Acquisition is required to have been completed in accordance with the terms of the Offer;

(c)          the Long-Stop Date;

(d)          if the initial Rule 2.7 Announcement has not been released by such time, on the date falling 20 Business Days following the date of this Agreement; and

(e)          the date on which all of the consideration payable under the Closing Date Acquisition in respect of the Target Shares or proposals made or to be made under the Takeover Code in connection with the Closing Date Acquisition have in each case been paid in full;

provided that a switch from a Scheme to an Offer (provided that, in the case of any such switch or other change from a Scheme to an Offer, the relevant Offer Document includes an Acceptance Condition that is not lower than the Minimum Acceptance Threshold) or from an Offer to a Scheme, or any launch of a new Offer or replacement Scheme (as the case may be) (or, for the avoidance of doubt, any amendments to the terms or conditions of a Scheme or an Offer) shall not constitute a lapse, termination or withdrawal for the purposes of clauses (a) or (b) (as applicable) above.

“CFC” means (a) each Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a U.S. Person that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1) and (b) each Subsidiary of any such controlled foreign corporation described in clause (a) above. For purposes of this definition, all Section references are to the Code.

“CFC Holdco” means each Subsidiary of the Borrower substantially all the assets of which consist of Equity Interests in (or Equity Interests in and Indebtedness of) one or more CFCs or CFC Holdcos.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, individually or in the aggregate, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (b) only with respect to clause (m) of Article VIII, but not, for the avoidance of doubt, with respect to a Major Default resulting therefrom, persons who were (i) directors of the Borrower on the date hereof, (ii) nominated by the Board of Directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by the Board of Directors of the Borrower at any time before such Persons actually commenced their service as directors or (iii) appointed by directors who were directors of the Borrower or directors nominated as provided in the preceding clause (ii), ceasing to occupy a majority of the seats (excluding vacant seats) on the Board of Directors of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans or Tranche B Loans. When used in reference to any Commitment, “Class” refers to whether such Commitment is a Tranche A Commitment or a Tranche B Commitment.

“Closing Date” means the first date on which the conditions specified in Section 4.2 are satisfied (or waived in accordance with Section 10.2).

“Closing Date Acquisition” means the direct or indirect acquisition by the Borrower of the Target Shares pursuant to a Scheme or Offer in accordance with and on the terms of the Acquisition Documents.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means the Tranche A Commitments and the Tranche B Commitments.

“Common Stock” means the common stock of the Borrower.

“Competitors” has the meaning set forth in the definition of “Disqualified Lender”.

“Consolidated Credit EBITDA” means, for any period, Consolidated Net Income for such period plus, all as determined on a consolidated basis, without duplication and, except in the case of clause (l) and clause (p) below, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)          consolidated tax expense based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period,

(b)          total interest expense, and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations or such derivative instruments, and financial institution and letter of credit fees and costs of surety bonds in connection with financing activities plus expenses associated with the equity component of, and any mark to market losses with respect to, convertible debt instruments,

(c)          depreciation and amortization expense,

(d)          amortization of intangibles (including, but not limited to, goodwill),

(e)          extraordinary, unusual or non-recurring costs, fees, charges and other expenses,

(f)          fees, charges and expenses incurred that are (or are expected to be within one year of the end of such period with a deduction in the subsequent period to the extent not so reimbursed or paid) reimbursed or actually paid by a third party or under indemnification or reimbursement provisions,

(g)          costs or expenses reasonably identified by the Borrower as incurred in connection with entry into or expansion of new markets, strategic initiatives and contracts, software development and new systems design, new product offerings, project start-up costs, and related integration and systems establishment costs, including any ongoing operating losses in respect thereof for a period of no more than 24 months after commencement of such operations or expansion,

(h)          non-cash equity-based compensation expenses and payroll tax expense related to equity-based compensation expenses,

(i)          any other non-cash charges, non-cash expenses or non-cash losses (provided that if any such charge, expense or loss represents an accrual of, or a reserve for, cash charges for any future period, (x) the Borrower in its sole discretion may determine not to add back such non-cash charges, expenses or losses in the current period and (y) to the extent the Borrower does decide to add back such non-cash charges, expenses or losses, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in calculating Consolidated Credit EBITDA in the period when such payments are made),

(j)          transition, integration, business optimization and similar fees, charges and expenses related to acquisitions, business combinations, dispositions and exiting lines of business,

(k)          restructuring, discontinued operations or similar charges,

(l)          pro forma “run rate” cost savings, operating expense reductions and synergies (including expected revenue enhancements) relating to Acquisitions, business combinations, dispositions and other initiatives that are reasonably identifiable and projected in good faith by the Borrower to result from actions that have been taken or with respect to which substantial steps have been taken or initiated or are expected to be taken with the first eight full fiscal quarters after such event,

(m)          accruals or expenses related to settlements or payment of legal claims,

(n)          transaction costs associated with this Agreement and the transactions contemplated hereby and with any actual, proposed or contemplated issuance of Equity Interests, the making of any Investment, Acquisition, Joint Venture or disposition, or the issuance or incurrence of Indebtedness (including Permitted Convertible Indebtedness and any Permitted Call Spread Transactions) or refinancings,

(o)          in connection with Acquisitions of foreign Subsidiaries, expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP,

(p)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Credit EBITDA pursuant to clause (ii) below for any previous period and not added back,

(q)          any net loss incurred in such period from foreign currency exchanges, conversions, translations and/or contracts, and

(r)          charges, losses or expenses resulting from the payment or accrual of earnouts and contingent consideration obligations (including adjustments thereto) in connection with Acquisitions and investments;

provided that, for any period, the aggregate amount added pursuant to clauses (g), (j), (k) and (l) shall not exceed 25% of Consolidated Credit EBITDA for the applicable period (calculated after giving effect to such addbacks); and

minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(i)          interest income,

(ii)          any extraordinary income or gains determined in accordance with GAAP,

(iii)        any net gain incurred in such period from foreign currency exchanges, conversions, translations and/or contracts, and

(iv)          any other non-cash income other than accrual of revenue in the ordinary course of business (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (i) above).

“Consolidated Net Income” means for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP; provided, however, that there will not be included in the determination of Consolidated Net Income the effect of: (a) with respect to any Restricted Subsidiary that is not wholly owned but whose net income is consolidated in whole or in part with the net income of the Borrower, the income of such Subsidiary solely to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any law applicable to such Subsidiary; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid by such Subsidiary to the Borrower or any other Restricted Subsidiary; (b) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations (including pursuant to any sale and leaseback) which is not sold or otherwise disposed of in the ordinary course of business; (c) the cumulative effect of a change in accounting principles; (d) any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any consummated Acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development); and (e) with respect to any Unrestricted Subsidiary whose net income is consolidated in whole or in part with the net income of the Borrower, the income of such Subsidiary except to the extent of the amount of dividends or distributions or other payments that are actually paid by such Unrestricted Subsidiary to the Borrower or any other Restricted Subsidiary. In addition, proceeds from any business interruption insurance received in such period or which is reasonably expected to be received in a subsequent period and within one year of the underlying loss shall be added to Consolidated Net Income; provided, that if not so received within such one-year period, such amount shall be subtracted in the subsequent calculation period.

“Consolidated Total Assets” means, at any date of determination, the total amount of assets of the Borrower and its Restricted Subsidiaries, as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b) (or, prior to the first such delivery, the financial statements most recently filed by the Borrower with the Securities and Exchange Commission).

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capital Lease Obligations and purchase money Indebtedness; provided that Consolidated Total Indebtedness will not include Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three Business Days and (2) obligations under Swap Agreements. The dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the dollar-equivalent principal amount of such Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or any interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.10.

“Court” means the Companies Court in the Chancery Division of the High Court of Justice of England and Wales.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.19.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m., New York City time, on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Issuance” means the issuance and sale of any debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or the incurrence of any Indebtedness for borrowed money by the Borrower or any of its Restricted Subsidiaries in each case, excluding (i) intercompany securities or Indebtedness between or among the Borrower or any Restricted Subsidiary, (ii) revolving borrowings under the Existing Credit Agreement (including pursuant to any incremental facilities thereunder) or any revolving facility entered into to refinance, increase or replace the Existing Credit Agreement, (iii) any ordinary course short-term working capital facilities, letter of credit or overdraft facilities and cash management facilities, including foreign working capital facilities, (iv) purchase money indebtedness incurred in the ordinary course of business, (v) indebtedness with respect to Capital Lease Obligations incurred in the ordinary course of business, (vi) Indebtedness incurred in connection with the refinancing of any existing Indebtedness of the Borrower or any Restricted Subsidiary, in each case, that is scheduled to mature on or prior to the date that is 12 months after the date of such refinancing and does not increase the aggregate principal or commitment amount thereof (plus any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon)), (vii) any ordinary course commercial paper issuances, (viii) other Indebtedness separately agreed in writing between the Administrative Agent and the Borrower prior to the Effective Date and (ix) other Indebtedness (other than (A) Senior Notes and other Indebtedness the stated use of proceeds of which is to fund all or a portion of the Closing Date Acquisition or (B) Indebtedness described in clause (viii)) the Net Cash Proceeds of which do not to exceed $200,000,000 in the aggregate; provided that the incurrence by the Borrower or any Subsidiary of Senior Notes (other than Indebtedness described in clause (viii)) and other Indebtedness the stated use of proceeds of which is to fund all or a portion of the Closing Date Acquisition shall constitute a Debt Issuance.

“Debt Rating” means, as of any date of determination, the rating, as determined by any Rating Agency, of the senior, unsecured, long-term indebtedness for borrowed money of the Borrower (after giving effect to the Transactions).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.21, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) [reserved] or (iii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) [reserved] or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to the Borrower and each Lender.

“Direct Borrower Obligations” means any Obligations of the Borrower in its capacity as the Borrower under this Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6 to the Disclosure Letter.

“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by the Borrower to the Administrative Agent and the Lenders (as may be amended, restated or modified by the Borrower from time to time prior to the Closing Date).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests).

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date then in effect; provided that (a) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale”, “change of control”, casualty, condemnation, eminent domain or similar event occurring prior to the date that is 91 days after the latest Maturity Date then in effect if the payment upon such redemption or repurchase is subject to the prior payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made), and (b) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institutions” has the meaning set forth in the definition of “Disqualified Lender”.

“Disqualified Lender” means, collectively, (a) any Person that is a competitor or potential competitor of the Borrower and its Subsidiaries or any investor in any such competitor or potential competitor, in each case as determined in good faith by the Borrower and to the extent identified by the Borrower to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time (“Competitors”), (b) those banks, financial institutions and other Persons separately identified by name by the Borrower to the Administrative Agent in writing on or before the Effective Date, (c) any Person (other than (x) any Affiliates of Lenders as of the Effective Date or (y) any Affiliate of a Lender approved by the Borrower and the Administrative Agent (such approval, in each case, not to be unreasonably withheld, delayed or conditioned)) with a long term unsecured credit rating of less than BBB-by S&P or Fitch Ratings Ltd. (or any successor thereto) or less than Baa3 by Moody’s, (d) any Person (including an Affiliate or Approved Fund of a Lender) whose primary activity is the trading or acquisition of distressed debt; provided that, for purposes of Section 10.12, senior employees of Lenders or their Affiliates who are required, in accordance with industry regulations or the Lenders’ internal policies and procedures to act in a supervisory capacity and the Lenders’ internal legal, compliance, risk management, credit or investment committee members shall not constitute Disqualified Lenders as a result of this clause (d) (those banks, financial institutions and other Persons under clauses (b) through (d) are collectively referred to as the “Disqualified Institutions”) and (e) any Subsidiary of a Competitor or a Disqualified Institution, other than bona fide debt funds that would not be a Competitor or a Disqualified Institution but for this clause (e), that are (x) identified in writing by the Borrower to the Administrative Agent and the Lenders (including after the Effective Date which may be delivered in a form of a list provided to the Administrative Agent) by name in writing from time to time or (y) clearly identifiable as affiliates solely on the basis of the similarity of its name (provided that neither the Administrative Agent nor any Lender shall have any obligation to carry out due diligence in order to identify such affiliates); provided that the foregoing clauses (c) and (d) shall be inapplicable during any time that an Event of Default has occurred and is continuing. The identification of any Competitor or Disqualified Institution after the Effective Date shall become effective three Business Days after delivery to the Administrative Agent and the Lenders (including by delivering a list provided to the Administrative Agent), and shall not apply retroactively to disqualify the assignment, participation or other transfer of an interest in Commitments or Loans that was effective prior to the effective date of such supplement (but such Person shall not be able to increase its Commitments or participations hereunder); provided that, for the avoidance of doubt, such Person shall thereafter be considered a Disqualified Lender. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent (which may be in the form of notice posted to the Platform).

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia (other than a Subsidiary of the Borrower that is a CFC Holdco).

“DQ List” has the meaning set forth in Section 10.4(e).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 4.1.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Engagement Letter” means the engagement letter, dated as of the Effective Date, among the Borrower and J.P. Morgan Securities LLC (or an Affiliate thereof), as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include (a) any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash, (b) Permitted Call Spread Transactions or (c) Structured Repurchases.

“Equity Issuance” means any sale or issuance for cash by the Borrower or its Restricted Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any loans or debt securities to equity or (d) any options or warrants relating to its Equity Interests, but excluding, (i) issuances pursuant to employee stock plans or other benefits or employee incentive arrangements or issued as compensation to officers and/or directors, (ii) issuance of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the Borrower or its Subsidiaries under applicable Law, (iii) issuances as consideration for any Acquisition or strategic initiative or (iv) other issuances yielding Net Cash Proceeds that do not exceed $100,000,000 in the aggregate.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with a Loan Party or a Subsidiary of the Borrower under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan; (b) the termination of any Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) any Loan Party, or any ERISA Affiliate requests a minimum funding waiver or fails to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA (whether or not waived); (f) a determination that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (h) the complete or partial withdrawal of any Loan Party, Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (i) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Article VIII.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by law, regulation or any contractual obligation from guaranteeing the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty unless such consent, approval, license or authorization has been received or would, contemporaneous with the Effective Date, be received (provided that (i) with respect to any Subsidiary existing on the Effective Date, any such contractual obligation containing such a prohibition was in existence on the Effective Date and (ii) with respect to any Subsidiaries acquired or created after the Effective Date, such prohibition is not the result of a contractual obligation that arose solely in contemplation of such Subsidiary satisfying this definition); (b) any Unrestricted Subsidiary; (c) any Immaterial Subsidiary; (d) any Foreign Subsidiary; (e) any CFC Holdco; and (f) any Captive Insurance Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or gross profit, franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any United States withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (c) or (d), (c) withholding Taxes imposed under FATCA, and (d) any Taxes attributable to such recipient’s failure to comply with Section 2.16(e).

“Existing Credit Agreement” means that certain Revolving Credit and Guaranty Agreement, dated as of November 19, 2019, as amended and restated as of August 7, 2020, as amended as of October 31, 2022 and as amended and restated as of April 26, 2024 (as further amended, restated, supplemented or modified from time to time), among the Borrower, as borrower, the guarantors from time to time party thereto, the lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letter” means the fee letter, dated as of the Effective Date, among the Borrower and JPMCB, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, treasurer, chief accounting officer, head of finance, vice president of finance or corporate controller of the Borrower.

“Fitch” means Fitch Ratings, Inc. or any successor to its ratings business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means (a) any Subsidiary of the Borrower that is not a Domestic Subsidiary, (b) any Subsidiary of the Borrower that is a Subsidiary of a CFC or a Subsidiary of a CFC Holdco and (c) any Subsidiary of the Borrower whose provision of a Guarantee would result in an investment in “United States property” (within the meaning of Section 956 of the Code) or would otherwise result in a material adverse tax consequence to the Borrower or any of its Affiliates, as reasonably determined by the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligation” has the meaning set forth in Section 7.1.

“Guarantor” means each Person that shall have become a party hereto as a “Guarantor” and shall have provided a Guaranty of the Obligations by executing and delivering to the Administrative Agent a signature page hereto or a Counterpart Agreement; provided that (x) for purposes of Article VII, the term “Guarantors” shall also include the Borrower (except with respect to the Direct Borrower Obligations) and (y) a Foreign Subsidiary shall at no time be a Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international financial reporting standards within the meaning of IAS Regulation 1606/2002.

“Immaterial Subsidiary” means, at any time of determination, each Restricted Subsidiary (a) whose Consolidated Total Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) whose consolidated gross revenues for the most recent period of four fiscal quarters in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) were less than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, as of the most recent date or period referred to in clause (a) or (b) above, the combined Consolidated Total Assets or the combined consolidated gross revenues of all Restricted Subsidiaries that would constitute Immaterial Subsidiaries in accordance with clause (a) and (b) above shall have exceeded 20% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date or 20% of consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, then one or more of such Restricted Subsidiaries that would otherwise be an Immaterial Subsidiary shall for all purposes of this Agreement automatically be deemed to not be an Immaterial Subsidiary in descending order based on the amounts of their Consolidated Total Assets or consolidated gross revenues, as the case may be, until such excess shall have been eliminated.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) accounts payable incurred, and other current liabilities accrued, in each case in the ordinary course of business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with Acquisitions and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness. “Indebtedness” shall not include the obligations or liabilities of any Person to pay rent or other amounts with respect to any lease of office space (or other arrangement conveying the right to use office space) or other operating lease, which obligations (x) would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of the ASU (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease or finance obligations in the financial statements to be delivered pursuant to the Loan Documents, or (y) would be required to be classified and accounted for as a capital lease at any time due to build-to-suit accounting rules, “failed” sale and leaseback accounting rules, other lease classification rules or other similar rules so long as such obligations are not entered into for a financing purpose, are unsecured (other than the provision of any letters of credit required to support such obligations), and do not otherwise constitute “Indebtedness” pursuant to clauses (a), (b), (c) or (d) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.3(c).

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower, and which shall include information and certifications consistent with the requirements of this Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Loan Notice or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person (other than any Loan Party); provided that Investment shall not include any Acquisitions.

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Lender-Related Person” has the meaning assigned to it in Section 10.3(b).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means any repayment of Indebtedness or any Acquisition or any Investment by one or more of the Borrower and its Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” means, collectively, this Agreement (including any amendment hereto or waiver hereunder), any Counterpart Agreement, the Fee Letter and any other agreement entered into by the Borrower or any Loan Party with or in favor of the Administrative Agent or the Lenders in connection with the commercial lending facility made available hereunder and designated by the terms thereof as a “Loan Document”.

“Loan Notice” means a notice of a borrowing of Loans pursuant to Section 2.5, which, if in writing, shall be substantially in the form of Exhibit B.

“Loan Parties” means the Borrower and the other Guarantors.

“Loans” means the Tranche A Loans and the Tranche B Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Stop Date” means July 7, 2026.

“Major Default” means the occurrence on or after the Effective Date of any of the events described under:

(1)          clause (a) and clause (b) of Article VIII (but in respect of non-payment of principal or interest only and not any other amount);

(2)          clause (c) of Article VIII, insofar as it relates to a breach of any Major Representation where such Major Representation remains incorrect in any material respects (or to the extent such Major Representation is qualified by materiality or “Material Adverse Effect”, incorrect in any respect);

(3)          clause (d) or clause (e) of Article VIII, insofar as it relates to a breach of any Major Undertaking;

(4)          clause (h), clause (i) or clause (j) of Article VIII, in relation to the Borrower, but excluding, in relation to involuntary proceedings, any such event caused by a frivolous or vexatious (and, in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered;

(5)          clause (m) of Article VIII; or

(6)          clause (n) of Article VIII, but limited, in the case of subclause (i) thereof, to any such failures of the Loan Documents to be in full force and effect that are materially adverse to the interests of the Lenders;

in each case as it relates to the Borrower only and excluding (x) any procurement obligations on the part of the Borrower with respect to any Subsidiary of the Borrower or any member of the Target Group and (y) any failure to comply, breach or Default by any Subsidiary of the Borrower or any member of the Target Group.

“Major Representation” means a representation or warranty under:

(1)          Section 3.1;

(2)          Section 3.2; and

(3)          Section 3.3(b) and (c);

in each case as it relates to the Borrower only and excluding (x) any procurement obligations on the part of the Borrower with respect to any Subsidiary of the Borrower or any member of the Target Group and (y) any failure to comply, breach or Default by any Subsidiary of the Borrower or any member of the Target Group.

“Major Undertaking” means an undertaking under:

(1)          Section 5.14;

(2)          Section 6.2;

(3)          Section 6.3; and

(4)          Section 6.4;

in each case (i) as it relates to the Borrower only and excluding (x) any procurement obligations on the part of the Borrower with respect to any Subsidiary of the Borrower or any member of the Target Group and (y) any failure to comply, breach or Default by any Subsidiary of the Borrower or any member of the Target Group and (ii) which undertakings, for purposes of this definition of “Major Undertaking” and clause (3) of the definition of “Major Default”, shall apply from the Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as in effect from time to time.

“Marketable Securities” means, without duplication of any of the items described in the definition of Cash Equivalents, investments permitted pursuant to the Borrower’s investment policy as approved by the Board of Directors (or committee thereof) of the Borrower from time to time.

“Material Acquisition” means any Acquisition (including by way of merger or other similar transaction) consummated by the Borrower or any Restricted Subsidiary for aggregate consideration (including the amount of any Indebtedness assumed in connection therewith) in excess of $250,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its Obligations and the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (c) the rights and remedies of the Lenders or the Administrative Agent under this Agreement or of the Administrative Agent or any Lender under the Loan Documents.

“Material Domestic Subsidiary” means, at any time of determination, each Domestic Restricted Subsidiary that is not an Immaterial Subsidiary.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in a principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is 364 days after the Closing Date; provided that if such date is not a Business Day, the date shall be the immediately preceding Business Day.

“Minimum Acceptance Threshold” means in relation to an Offer, an Acceptance Condition of not less than 75% of the issued ordinary share capital in the Target on a fully diluted basis (assuming exercise in full of all options, warrants and other rights to require allotment or issue of any shares in the Target, whether or not such rights are then exercisable). For the avoidance of doubt, the parties hereto acknowledge and agree that no provision of this Agreement or any other Loan Document shall operate to prevent a takeover offer (within the meaning of section 974 of the UK Companies Act 2006) being made by the Borrower to holders of the Target Shares with an initial Acceptance Condition greater than 75%.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) a Loan Party or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which a Loan Party or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” means, with respect to any event, the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries in respect of such event, net of the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Borrower or its Restricted Subsidiaries, (ii) in the case of a sale or other Disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness for borrowed money secured by such asset and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and its Restricted Subsidiaries, and the amount of any reserves established by the Borrower and its Restricted Subsidiaries in accordance with GAAP or other applicable accounting standards to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to the occurrence of such event (as determined in good faith by the Borrower); provided that if the Borrower or any of its Restricted Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from any Asset Sale, the Borrower or its Restricted Subsidiaries may reinvest, or commit to reinvest, any portion of such proceeds in the business of the Borrower or any of its Restricted Subsidiaries (including in an Acquisition of Persons that own assets to be used in the business of the Borrower or any of its Restricted Subsidiaries) and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested within the six-month period following receipt of such proceeds or, if committed to be reinvested within such six-month period, not so reinvested within the 12-month period following receipt of such proceeds (and, in each case, to such extent, shall be deemed to then be received by the Borrower and its Restricted Subsidiaries). For purposes of determining the amount of any prepayment of Loans or reduction of Commitments required to be made pursuant to Section 2.10(b), the Dollar equivalent of any Net Cash Proceeds denominated in a currency other than Dollars will be determined based on exchange rates quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto) for such foreign currency, as in effect at the close of business on the first Business Day preceding the date of receipt by the Borrower or its Restricted Subsidiaries of such Net Cash Proceeds.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Subsidiaries of the Borrower, primarily for the benefit of employees of the Borrower or such Subsidiaries or any Loan Party residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable).

“Obligee Guarantor” has the meaning set forth in Section 7.6.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Offer” means a “takeover offer” within the meaning of section 974 of the UK Companies Act 2006 to be made by or on behalf of the Borrower in accordance with the Takeover Code to acquire the issued ordinary share capital of the Target that is the subject of that takeover offer pursuant to the Offer Documents and, where the context admits, any subsequent revision, variation, extension or renewal of such takeover offer.

“Offer Documents” means (i) the Rule 2.7 Announcement, (ii) the offer documents published or provided (or to be provided) by or on behalf of the Borrower (or an Affiliate) to the shareholders of the Target or otherwise made available to such persons in the manner required by Rule 24.1 of the Takeover Code and (iii) any other document designated as an “Offer Document” by the Administrative Agent and the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such Taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 10.4(c).

“Participant Register” has the meaning assigned to such term in Section 10.4(c)(iii).

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all licenses of the foregoing whether as licensee or licensor; (e) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (f) all rights to sue for past, present, and future infringements thereof; and (g) all rights corresponding to any of the foregoing throughout the world.

“Payment” has the meaning set forth in Section 9.4.

“Payment Notice” has the meaning set forth in Section 9.4.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to (or obligated to be contributed) in whole or in part by any Loan Party or any ERISA Affiliate or with respect to which any of the Borrower, any Loan Party or any ERISA Affiliate has actual or contingent liability or had any such liability for the five-year period immediately following the latest date on which a Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Permitted Call Spread Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock, or (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Call Spread Transaction described in clause (a) and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).

“Permitted Convertible Indebtedness” means unsecured Indebtedness of the Borrower that is convertible into shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that (x) the final maturity date of such Permitted Convertible Indebtedness is not prior to the date 91 days after the Maturity Date and (y) the terms, conditions and covenants of such Permitted Convertible Indebtedness shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).

“Permitted Encumbrances” means:

(a)          Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.4;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

(c)          Liens incurred or pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)          Liens incurred or pledges and deposits to secure the performance of bids, trade and commercial contracts (other than for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same (including Liens on cash collateral securing reimbursement obligations with respect to such letters of credit, bank guarantees and similar instruments), in each case incurred in the ordinary course of business or consistent with past practice;

(e)          Liens securing, or otherwise arising from, judgments and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(f)          Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(g)          easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the conduct of business of the Borrower or any Subsidiary of the Borrower;

(h)          rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase or lease agreements and related arrangements;

(i)          to the extent constituting a Lien, Permitted IP Transfers;

(j)          rights of setoff, banker’s liens, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(k)          Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;

(l)          Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any other Restricted Subsidiaries;

(m)          servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Borrower or any of its Subsidiaries, in each case that do not secure any obligations for money borrowed and do not materially detract from the value of the affected property or interfere with the conduct of business of the Borrower or any Subsidiary of the Borrower; and

(n)          Liens on any assets securing any obligation in favor of a Governmental Authority, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties or pension fund obligations.

“Permitted Holders” means (a) any Person listed on Schedule 1.1 to the Disclosure Letter, (b) any trust or partnership created solely for the benefit of any natural person listed on Schedule 1.1 to the Disclosure Letter and/or members of the family of any natural person listed on Schedule 1.1 to the Disclosure Letter and (c) any Person that is an Affiliate of any of the foregoing.

“Permitted IP Transfer” means (i) non-exclusive licenses of Intellectual Property, (ii) sales, dispositions, transfers or exclusive licenses of Intellectual Property that would not have a material adverse effect on the assets or business of the Borrower and the Restricted Subsidiaries, taken as a whole (it being understood that the foregoing shall specifically permit exclusive licenses (A) with respect to specific geographic areas outside of the United States, (B) for specific fields of use outside the existing platform of the Borrower and its Restricted Subsidiaries, (C) for specific business fields not interfering in any material respect with the existing business of the Borrower and its Restricted Subsidiaries, taken as a whole and (D) of intellectual property conceived, developed or reduced to practice in connection with a specific commercial relationship), (iii) sales, dispositions, transfers or exclusive licenses made pursuant to the Borrower or a Guarantor’s existing buy-in license agreements, research and development cost sharing agreements and related agreements, as amended or restated from time to time, or comparable agreements with any Excluded Subsidiary (or other transactions where assets or rights of any Excluded Subsidiary are transferred to the Borrower, any Guarantor or another Excluded Subsidiary and then subsequently transferred to another Excluded Subsidiary); provided that such amended, restated or comparable agreement would not have a material adverse effect on the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, (iv) sales, dispositions, transfers or exclusive licenses that are treated as a disposition of assets for U.S. Federal income tax purposes by any entity that is not a Loan Party, or (v) storing, holding, transferring, processing, operating or managing data or information outside the U.S., including for regulatory, tax or operational purposes.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan).

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning set forth in Section 10.1(d)(ii).

“Portfolio Interest Certificate” has the meaning set forth in Section 2.16(e)(iii)(C).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to the calculation of Consolidated Total Assets or Senior Net Leverage Ratio as of any date, that such calculation shall give pro forma effect to all Acquisitions, all issuances, incurrences or assumptions of Indebtedness, all Investments and all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during the applicable fiscal period of the Borrower (or subsequent to such fiscal period of the Borrower and prior to or simultaneously with the event for which such calculation is being calculated) as if they occurred on the first day of such applicable period of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Commitments of that Lender and, if applicable and without duplication, Loans of such Lender hereunder by (b) the aggregate amount of the Commitments and, if applicable and without duplication, Loans of all Lenders hereunder at such time.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.19.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualifying Commitments” has the meaning assigned to it in Section 2.10(b)(ii).

“Rating Agencies” means, collectively, Moody’s, S&P and Fitch.

“Recipient” means the Administrative Agent or any Lender or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.4(b)(iv).

“Regulatory Authority” has the meaning set forth in Section 10.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.21, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of all outstanding Loans or, if no such principal amount is then outstanding, Lenders holding more than 50% of the outstanding Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President, Chief Executive Officer or Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower, (b) are subject to any Lien in favor of any Person (other than a Lien permitted under Section 6.2(k) or clause (j) of Permitted Encumbrances) or (c) are not otherwise generally available for use by the Borrower or any Restricted Subsidiary because such Restricted Subsidiary is prohibited by applicable law, contractual obligation or otherwise from transferring such cash or Cash Equivalents to the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any such Subsidiary. The conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash shall not constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“RFR” means, for any RFR Loan denominated in Dollars, Daily Simple SOFR.

“Rule 2.7 Announcement” means any announcement released by or on behalf of the Borrower announcing a firm intention on the part of the Borrower to make an offer to acquire shares in Target pursuant to a Scheme or an Offer in accordance with Rule 2.7 of the Takeover Code (including any subsequent announcement and any amendment, replacement, revision, restatement, supplement or modification from time to time).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State or the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means all economic or financial sanctions or trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“Scheme” means a scheme of arrangement effected pursuant to Part 26 of the UK Companies Act 2006 to implement the acquisition of the issued ordinary share capital of the Target, as such scheme may from time to time be amended, added to, revised, renewed or waived as permitted in accordance with this Agreement.

“Scheme Circular” means a circular (including any supplementary circular) to be issued by the Target to its shareholders setting out the resolutions and proposals for, and the terms and conditions of, the Scheme.

“Scheme Documents” means each of the Rule 2.7 Announcement, the Scheme Circular, the Scheme Resolutions, the Scheme Order and any other document designated as a “Scheme Document” by the Administrative Agent and the Borrower.

“Scheme Effective Date” means the date on which the Scheme Order is delivered to the UK Registrar of Companies in accordance with section 899 of the UK Companies Act 2006.

“Scheme Order” means an order of the Court sanctioning the Scheme pursuant to section 899 of the UK Companies Act 2006.

“Scheme Resolutions” means the resolutions referred to and in the form set out in the Scheme Circular.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Senior Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness outstanding on such date (excluding any such Indebtedness that is expressly subordinated to the Obligations pursuant to a written agreement reasonably acceptable to the Administrative Agent) minus the aggregate amount of Unrestricted cash and Cash Equivalents and Marketable Securities (not to exceed $2,000,000,000) of the Borrower and its Restricted Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, to (b) Consolidated Credit EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Senior Notes” means any debt securities issued by the Borrower or any of its Subsidiaries within the scope of the Engagement Letter.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to the Borrower and its Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Squeeze-out” means if the Borrower becomes entitled to give notice under section 979 of the UK Companies Act 2006, the procedure to be implemented following the date on which the Offer is declared or becomes unconditional under section 979 of the UK Companies Act 2006 to squeeze out all of the outstanding shares in the Target which the Borrower has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.

“Structured Repurchases” has the meaning specified in the definition of “Swap Agreement”.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity (including by value) or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned (directly or indirectly), controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Supported QFC” has the meaning assigned to it in Section 10.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities (other than Equity Interests of the Borrower or any of its Affiliates), or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, for the avoidance of doubt, the following shall not be deemed a “Swap Agreement” (i) any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or other providers of services of the Borrower or the Subsidiaries of the Borrower, (ii) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower, (iii) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of Borrower pursuant to delayed delivery contracts, accelerated stock repurchase agreements, prepaid put options, forward contracts or other similar agreements (“Structured Repurchases”), (iv) any Permitted Call Spread Transaction and (v) any of the foregoing (or any combination of the foregoing) to the extent constituting a derivative embedded in a convertible security issued by the Borrower.

“Takeover Code” means the UK City Code on Takeovers and Mergers, as administered by the Takeover Panel, as may be amended from time to time.

“Takeover Panel” means the UK Panel on Takeovers and Mergers.

“Target” means Deliveroo plc, a public limited company incorporated under the laws of England and Wales with company number 13227665.

“Target Group” means the Target and its subsidiaries from time to time.

“Target Shares” means the issued share capital of the Target to be acquired in accordance with the Acquisition Documents.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fee End Date” has the meaning set forth in Section 2.11(b).

“Ticking Fee Rate” has the meaning set forth in the definition of “Applicable Rate”.

“Trade Date” has the meaning set forth in Section 10.4(e).

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Tranche A Commitments” means, with respect to each Lender, the commitment of such Lender to make a Tranche A Loan hereunder, expressed as an amount representing the maximum principal aggregate amount of such Lender’s Tranche A Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or Section 2.10(b), (b) [reserved] and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial principal amount of each Lender’s Tranche A Commitment as of the Effective Date is set forth on Schedule 2.1. The initial aggregate principal amount of the Lenders’ Tranche A Commitments as of the Effective Date is $1,500,000,000.

“Tranche A Loan” means any loan made by a Lender to the Borrower under this Agreement pursuant to such Lender’s Tranche A Commitment.

“Tranche B Commitments” means, with respect to each Lender, the commitment of such Lender to make a Tranche B Loan hereunder, expressed as an amount representing the maximum principal aggregate amount of such Lender’s Tranche B Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or Section 2.10(b), (b) [reserved] and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial principal amount of each Lender’s Tranche B Commitment as of the Effective Date is set forth on Schedule 2.1. The initial aggregate principal amount of the Lenders’ Tranche B Commitments as of the Effective Date is $1,350,000,000

“Tranche B Loan” means any loan made by a Lender to the Borrower under this Agreement pursuant to such Lender’s Tranche B Commitment.

“Transactions” means (a) the Closing Date Acquisition (and, if applicable, any other acquisition of Target Shares in connection with the Closing Date Acquisition, including pursuant to a Squeeze-out), (b) the Borrower obtaining up to $2,850,000,000 of gross proceeds from a combination of (i) the issuance of Senior Notes and/or (ii) the borrowing of the Loans under this Agreement, (c) the Borrower’s making of the payments described in Section 5.9 and (d) the transactions related to the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.19.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means any Subsidiary that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.12.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withholding Agent” means the Borrower (with respect to any payment made by a Loan Party) and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2           Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing” or an “ABR Borrowing”).

Section 1.3          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Each reference herein to the “date of this Agreement” or the “date hereof” shall be deemed to refer to the Effective Date.

Section 1.4          Accounting Terms; GAAP; Certain Calculations.

(a)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith. Notwithstanding the foregoing, other than for purposes of Sections 3.4, 5.1(a) and 5.1(b), all financial covenants contained herein shall be calculated without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)         Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable Basket, in connection with the consummation of any Limited Condition Transaction (including the incurrence or issuance of Indebtedness in connection with such Limited Condition Transaction) or (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom in connection with the consummation of any Limited Condition Transaction (including the incurrence or issuance of Indebtedness in connection with such Limited Condition Transaction), in each case under the foregoing clauses (a) and (b), the date of determination of such Basket or determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom may, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which irrevocable notice with respect to such Limited Condition Transactions is sent) (such date, the “LCT Test Date”) and, subject to the other provisions of this Section 1.4(b), if, after giving pro forma effect to the Limited Condition Transaction, any incurrence, issuance and/or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto, the Borrower or any of its Restricted Subsidiaries, as applicable, would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket, such Basket shall be deemed to have been complied with (or satisfied) for purposes of such Limited Condition Transaction.

For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any Basket for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Basket prior to (or on) the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, including due to fluctuations in Consolidated Credit EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, such Basket will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) other than as expressly set forth in the previous paragraph, if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (3) in calculating the availability under any Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Basket shall be determined or tested after giving pro forma effect to such Limited Condition Transaction, any incurrence, issuance or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto.

Section 1.5          [Reserved].

Section 1.6          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.7          Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

Section 2.1          Commitments. During the Certain Funds Period, subject to the terms and conditions set forth herein, (i) each Lender agrees to make a Tranche A Loan in a single draw to the Borrower in Dollars on the Closing Date in an amount up to such Lender’s Tranche A Commitment and (ii) each Lender agrees to make a Tranche B Loan in a single draw to the Borrower in Dollars on the Closing Date in an amount up to such Lender’s Tranche B Commitment, in each case, by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

Section 2.2           Loans and Borrowings.

(a)          Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders in accordance with their respective Applicable Percentages with respect to the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a continuation of an outstanding Term Benchmark Borrowing may be in a principal amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3          [Reserved].

Section 2.4          [Reserved].

Section 2.5          Requests for Borrowings. Each borrowing of Loans shall be made by the Borrower’s notice to the Administrative Agent of such request by telephone or in writing (a) in the case of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the proposed Borrowing. Each such telephonic Loan Notice shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written Loan Notice in substantially the form provided by the Administrative Agent to the Borrower and signed by a Responsible Officer of the Borrower; provided, however, that if such Loan Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such telephonic and written Loan Notice shall specify the following information in compliance with Section 2.2:

(i)          the aggregate amount of Loans to be borrowed;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        the Class of such Borrowing;

(iv)         whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)         the location and number of the account or accounts of the Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified with respect to the Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Loan Notice delivered with respect to the borrowing of Loans on the Closing Date may, at the Borrower’s option, be conditioned on the consummation (or substantially concurrent consummation) of the Closing Date Acquisition on such date, in which case such Loan Notice may be withdrawn by the Borrower, or the date of such borrowing of Loans specified therein may be extended to another date (which must be a Business Day), in each case, by notice to the Administrative Agent if such condition is not satisfied (which must be received by the Administrative Agent not later than the time by which the Lenders are required to make available to the Administrative Agent their respective Loans as set forth below).

Section 2.6          Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 9:00 a.m., New York City time (or, in the case of an ABR Borrowing for which notice is provided on the proposed date of borrowing, by 12:00 noon, New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Except as otherwise specified in the immediately preceding sentence, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Loan Notice. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.7          Interest Elections.

(a)          Each Borrowing initially shall be of the Type specified in the applicable Loan Notice and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Loan Notice or as otherwise provided in Section 2.5. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages with respect to the applicable Class, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)         To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Loan Notice would be required under Section 2.5 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or other facsimile transmission) to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form provided by the Administrative Agent to the Borrower and signed by a Responsible Officer of the Borrower; provided, however, that if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)        if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.8          Termination and Reduction of Commitments.

(a)          Mandatory. Unless previously terminated, the Commitments shall automatically terminate in full at the earliest of (x) 11:59 p.m. (London time) on the date on which all of the consideration payable in respect of the Closing Date Acquisition has been paid in full without the making of any Loans, (y) 11:59 p.m. (London time) on the Closing Date after giving effect to the making of the Loans on the Closing Date and (z) the end of the Certain Funds Period. Additionally, the Commitments will be permanently reduced as set forth in Section 2.10 and (ii) each Lender’s Commitment will be permanently reduced upon such Lender making any Loan by the amount of such Loan.

(b)          Optional. The Borrower may at any time terminate, or from time to time reduce, any Commitments (or any Class or Classes of Commitments); provided that each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class of Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to Section 2.8(b) shall be irrevocable; provided that a notice of termination or reduction of any Class of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments (including pursuant to Section 2.10(b)) shall be permanent. Each reduction of the Commitments pursuant to Section 2.8(b) shall be applied to the Lenders holding the applicable Class of Commitments in accordance with their respective Applicable Percentages. Each reduction of Commitments pursuant to Section 2.10(b) shall be applied to all Classes of Commitments pro rata (except that, solely during the period from and including the Effective Date to and including the 45th day after the Effective Date, any reduction of Commitments pursuant to Section 2.10(b) during such period shall be applied, first, to reduce the Tranche A Commitments until such Commitments are terminated in full and, thereafter, shall be applied to reduce the Tranche B Commitments) and, such reductions within each such Class shall be applied to the Lenders holding such Class of Commitments in accordance with their respective Applicable Percentages.

Section 2.9          Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.10          Prepayment of Loans.

(a)          Optional. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with this Section. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy (or other facsimile transmission or by electronic mail) or hand delivery of written notice) or in writing (including by electronic communication and, if arrangements for doing so have been approved by the Administrative Agent, through an Approved Borrower Portal) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of reduction or termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of reduction or termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.

(b)          Mandatory Prepayments and Commitment Reductions.

(i)          In the event and on each occasion that (A) the Borrower or any of its Restricted Subsidiaries actually receives any Net Cash Proceeds arising from any Equity Issuance, (B) the Borrower or any Restricted Subsidiary (or any Subsidiary in the case of the Senior Notes or any Indebtedness the stated use of proceeds of which is to fund all or a portion of the Closing Date Acquisition) actually receives any Net Cash Proceeds arising from any Debt Issuance or (C) the Borrower or any of its Restricted Subsidiaries actually receives any Net Cash Proceeds arising from an Asset Sale, then (x) the Borrower shall notify the Administrative Agent promptly (and in any event within three Business Days) of such receipt, which notice shall specify (1) the date of such receipt and include a calculation of the amounts thereof and (2) the date and the amount of such Commitment reduction or prepayment (and, (a) in the case of any Commitment reduction, the Class(es) to be reduced in accordance with Section 2.8(c), and (b) in the case of any prepayment, the Type(s) of Loans to be prepaid), (y) subject to paragraph (iii) below, the Commitments outstanding on the applicable date (if any) shall be automatically reduced on a Dollar-for-Dollar basis, in an amount equal to 100% of such Net Cash Proceeds on the date of receipt by the Borrower or any such Subsidiary, as applicable, of such Net Cash Proceeds (or, in the case of Net Cash Proceeds arising from an Asset Sale only, on the date the Borrower delivers notice with respect thereto pursuant to clause (x) of this Section 2.10(b)(i)) and (z) after the Closing Date, the Borrower shall prepay the Loans, in each case, on a Dollar-for-Dollar basis, in an amount equal to 100% of such Net Cash Proceeds (to the extent not applied to reduce the Commitments pursuant to clause (y) of this Section 2.10(b)(i)) to prepay the Loans not later than five Business Days following the receipt by the Borrower or any such Subsidiary, as applicable, of such Net Cash Proceeds. The Administrative Agent will promptly notify each Lender of its receipt of each such notice. Notwithstanding the foregoing, mandatory Commitment reductions and prepayments with respect to Net Cash Proceeds received by a Subsidiary that is not a Domestic Subsidiary shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower of such Net Cash Proceeds would have material adverse tax consequences to the Borrower and its Restricted Subsidiaries or would violate applicable local law or applicable organizational documents of such Subsidiary.

(ii)         Subject to paragraph (iii) below, in the event and on each occasion that the Borrower or any of its Subsidiaries actually receives commitments under the Existing Credit Agreement (including pursuant to any incremental facilities thereunder) or in respect of any other revolving facility or term loan facility, in each case the stated use of proceeds of which is to fund all or a portion of the Closing Date Acquisition, which commitments are subject to conditions precedent to funding of the loans thereunder that are, in respect of certainty of funding, substantially equivalent to or more favorable to the Borrower or such Subsidiary, as applicable (including with respect to “certain funds” provisions), than the conditions precedent to funding set forth in this Agreement (any such commitments, “Qualifying Commitments”), then (x) the Borrower shall notify the Administrative Agent promptly (and in any event within one Business Day) of the effectiveness of definitive documentation for such Qualifying Commitments, which notice shall specify the date of the effectiveness of such definitive documentation and the amount of such Qualifying Commitments, and (y) the Commitments outstanding on the applicable date (if any) shall be automatically reduced on a Dollar-for-Dollar basis in an amount equal to 100% of the amount of such Qualifying Commitments on and as of the date of the effectiveness of definitive documentation for such Qualifying Commitments. The Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(iii)        Notwithstanding anything to the contrary in this Section 2.10(b), mandatory Commitment reductions with respect to any Net Cash Proceeds or Qualifying Commitments received by the Borrower or any Subsidiary prior to the funding of the Loans on the Closing Date shall not be required until (and then only to the extent that) the Borrower’s cash confirmation advisor consents to the cash confirmation arrangements that permit such Commitment reduction. The Borrower agrees to use commercially reasonable efforts to (A) put in place appropriate cash confirmation arrangements to permit any such Net Cash Proceeds or Qualifying Commitments described in Section 2.10(b)(i) or (ii), as applicable, received prior to the funding of the Loans on the Closing Date to replace the Commitments on a Dollar-for-Dollar basis and (B) cause its cash confirmation advisor to consent to an amendment to the cash confirmation arrangements that permit the Commitments to be reduced by an amount equal to the amount of such Net Cash Proceeds or Qualifying Commitments, as applicable.

(c)          Each prepayment of Loans shall be applied ratably to the Loans of each Class, and such prepayments within each such Class shall be applied ratably to the Lenders holding such Class of Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.

Section 2.11         Fees.

(a)          Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee in such amounts and on such dates as set forth in the Fee Letter (provided that the Administrative Agent shall, at the Borrower’s request, net any commitment fees payable as of the Closing Date against the Loans to be made to the Borrower on the Closing Date).

(b)          Ticking Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), a non-refundable ticking fee that will accrue on any Commitments from the date that is 120 days after the Effective Date to, but excluding the earlier of (i) the Closing Date and (ii) the date on which such Commitments have been terminated (the “Ticking Fee End Date”), at a rate per annum equal to the applicable Ticking Fee Rate set forth in the table of the definition of “Applicable Rate”, on the aggregate daily amount of such Lender’s Commitments during such period, such fee to be earned and due and payable on the Ticking Fee End Date.

(c)          Funding Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a funding fee in such amounts and on such dates as set forth in the Fee Letter (provided that Administrative Agent shall, at the Borrower’s request, net such funding fees payable on the Closing Date against the Loans to be made to the Borrower on the Closing Date).

(d)          Duration Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a duration fee on each date set forth below in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of the Loans outstanding of each such Lender on such date:

Date	Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(e)          The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(f)          All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.

Section 2.12         Interest.

(a)          The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(c)          Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a), (b), (h) or (i) of Article VIII has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13         Alternate Rate of Interest.

(a)          Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)         the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.5, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing, such Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.7 or a new Borrowing Request in accordance with the terms of Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Borrowing, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)          Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)          The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)          Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 2.14         Increased Costs. (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by or participated in, any Lender;

(ii)         impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender; or

(iii)        impose on any Recipient any Taxes (other than Indemnified Taxes, Other Taxes, Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, or Tax described in clauses (b) through (d) of the definition of Excluded Taxes), on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon request of such Lender the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15         Break Funding Payments.

(a)          With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b)          With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16        Taxes.

(a)          Any and all payments by or on account of any obligation of each applicable Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good-faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by each applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Each applicable Loan Party shall (i) pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or (ii) at the option of the Administrative Agent, shall timely reimburse the Administrative Agent for any payment of such Other Taxes.

(c)          Each applicable Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Loan Parties shall not be required to pay any amount under this Section 2.16(c) with respect to Other Taxes paid or reimbursed by the Loan Parties pursuant to Section 2.16(b).

(d)          As soon as practicable after any payment of Taxes by each applicable Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii), 2.16(e)(iii), 2.16(e)(v) or 2.16(e)(vi)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax.

(iii)        Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed originals of IRS Form W-8ECI;

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Portfolio Interest Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W‑8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a Portfolio Interest Certificate substantially in the form of Exhibit H, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate substantially in the form of Exhibit H on behalf of each such partner.

(iv)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made.

(v)          If a payment made to a Lender under this Agreement or any other Loan Document would be subject to withholding Tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(v), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(vi)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(g)          If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the indemnifying party pursuant to this Section shall be treated as an Indemnified Tax for which the indemnifying party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section; (y) nothing in this Section shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party or any other Lender (including its tax returns); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section for so long as a Default or Event of Default exists. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h)          For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(i)          Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

Section 2.17         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal.

(c)          If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6 or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18        Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.14, or if any of the Loan Parties are required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         If (i) any Lender requests compensation under Section 2.14, (ii) any of the Loan Parties is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) [reserved], then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

(c)          Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto in order for such assignment and delegation to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment and delegation, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.19         [Reserved].

Section 2.20         [Reserved].

Section 2.21         Defaulting Lenders.  (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2;

(ii)         any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest-bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto; and

(iii)        no Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11 or otherwise pursuant to the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)         If the Borrower and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of each applicable Class held by the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of each applicable Class to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender.

(c)          Except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders on the Effective Date and the Closing Date (it being understood that the conditions to the Effective Date are solely those set out in Section 4.1 and the conditions to the Closing Date are solely those set out in Section 4.2) that (with respect to the Target Group prior to the Closing Date, to the Borrower’s knowledge):

Section 3.1           Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case (other than with respect to the due organization of, valid existence of, and good standing under the laws of the jurisdiction of its organization of the Borrower), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2           Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action on the part of such Loan Party. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3           Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority on the part of any Loan Party, except (i) on the Effective Date only, any such consent or approval of, registration or filing with, or any other action by, the Takeover Panel, as directed by the Takeover Panel pursuant to the requirements of the Takeover Code, antitrust regulators, as directed by antitrust regulators, and as contemplated by the Scheme Documents or (as the case may be) the Offer Documents, (ii) such as have been obtained or made and are in full force and effect and (iii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make has not had and would not reasonably be expected to have a Material Adverse Effect, (b) except as has not had and would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any applicable order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any of its Restricted Subsidiaries, (d) except as has not had and would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries.

Section 3.4          Financial Condition; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Administrative Agent its audited consolidated balance sheet and statements of operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments.

(b)          Since December 31, 2024, no event, development or circumstance exists or has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.5          Properties.

(a)          Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Encumbrances, (ii) Liens arising by operation of law, (iii) Liens permitted by Section 6.2 and (iv) minor defects in title that do not materially interfere with the ability of the Borrower and its Restricted Subsidiaries to conduct their businesses.

(b)         Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all material Intellectual Property used in and necessary to operate its business as currently conducted, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon, the rights of any other Person, except for any such infringements, that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect.

Section 3.6          Litigation and Environmental Matters.

(a)          There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) that have resulted and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither the Borrower nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, have resulted and would reasonably be expected to result in a Material Adverse Effect.

(b)          Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

Section 3.7           Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.8          Investment Company Status. None of the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.9          Taxes.

Except as has not resulted and would not reasonably be expected to result in a Material Adverse Effect and except as set forth in Schedule 3.9 to the Disclosure Letter, (i) each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Restricted Subsidiaries, (ii) such Tax returns accurately reflect all liability for Taxes of the Borrower and its Restricted Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and each of its Restricted Subsidiaries has timely paid or caused to be timely paid all Taxes required to have been paid by it (regardless of whether such Taxes are reflected on any Tax returns), except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.10         ERISA.

(a)          Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification), other than, in each case, as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not reasonably be expected to result in a Material Adverse Effect.

(b)          There exists no material Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)          No Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan, other than as would not reasonably be expected to result in a Material Adverse Effect.

(d)          There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Loan Party or any ERISA Affiliate, threatened, which have resulted or would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e)          Each Loan Party and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect.

(f)          No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA other than where such extension would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, other than as would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any ERISA Affiliate has incurred or reasonably expects to incur any liability to the PBGC except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, and no Lien imposed under the Code or ERISA on the assets of any Loan Party or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan other than as would not reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, other than as would not reasonably be expected to result in a Material Adverse Effect.

(g)          Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, other than as would not reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Non-U.S. Plan’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.11         Disclosure.

(a)          All written information (other than any projected financial information and other than information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (with respect to any such information relating to the Target Group prior to the Closing Date, to the Borrower’s knowledge) (as modified or supplemented by other information so furnished and when taken as a whole), when furnished and taken as a whole with the Borrower’s filings with the SEC, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information (with respect to any projected financial information relating to the Target Group prior to the Closing Date, to the Borrower’s knowledge) was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

(b)         As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

(c)         As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12         Subsidiaries. Schedule 3.12 to the Disclosure Letter sets forth as of the Effective Date a list of all Restricted Subsidiaries (identifying all Restricted Subsidiaries and Immaterial Subsidiaries) and the percentage ownership (directly or indirectly) of the Borrower therein. Except as has not resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Restricted Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower (other than minority interests held by other Persons that do not violate any provision of this Agreement), directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.2.

Section 3.13        Anti-Terrorism Laws; USA Patriot Act. To the extent applicable, the Borrower and each Subsidiary of the Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.

Section 3.14        Anti-Corruption Laws and Sanctions. (a) The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and its and their respective directors and officers and, to the knowledge of the Borrower, its and their respective employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Subsidiary of the Borrower or any of its or their respective directors or officers or (ii) to the knowledge of the Borrower, any employee of the Borrower or any Subsidiary of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 3.15         Margin Stock

(a)          None of the Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)         No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purposes of purchasing or carrying Margin Stock in violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.16         Solvency. As of the Closing Date, the Borrower and its Restricted Subsidiaries (taken as a whole) are, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred on the Closing Date in connection herewith, will be, Solvent.

Section 3.17         EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

Section 4.1          Conditions to the Effective Date. This Agreement shall become effective on and as of the first date on which each of the following conditions precedent is satisfied or waived in accordance with Section 10.2 (the “Effective Date”):

(a)          The Administrative Agent’s (or its counsel’s) receipt of the following, each of which shall be originals or .pdf copies or other facsimiles:

(i)          executed counterparts of this Agreement properly executed on behalf of each party hereto;

(ii)         executed counterparts of the Fee Letter properly executed on behalf of each party thereto;

(iii)        a certificate from the secretary or other Responsible Officer of each Loan Party, properly executed by a Responsible Officer of such Loan Party, attaching: (A) a customary certificate of good standing from the secretary of state of the state of organization of such Loan Party; (B) resolutions or other action of the Board of Directors of such Loan Party approving this Agreement and the other Loan Documents; (C) an incumbency certificate and/or other certificate of a Responsible Officer of such Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents; and (D) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Loan Party; and

(iv)         at the Borrower’s request, a customary opinion from (1) Latham & Watkins, LLP, special counsel to the Borrower and the Guarantors, and (2) Odin, Feldman & Pittleman, P.C., special Virginia counsel for DoorDash Giftcards LLC, in each case, addressed to the Administrative Agent and the Lenders and dated as of the Effective Date.

(b)          (i) The Administrative Agent shall have received at least three Business Days (or such shorter time as agreed by the Administrative Agent) prior to the Effective Date all documentation and other information about the Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been requested by Administrative Agent in writing at least 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days (or such shorter time as agreed by the Administrative Agent) prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(c)          The Lenders shall have received a copy of the final draft of the Rule 2.7 Announcement substantially in the form in which it is proposed to be issued.

Section 4.2          Conditions to the Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.2) of the following conditions precedent:

(a)          The Effective Date shall have occurred.

(b)          The Administrative Agent shall have received a duly executed Loan Notice complying with the terms of Section 2.5.

(c)          Reasonable evidence that all fees then due to the Arrangers, the Lenders, the Administrative Agent and their Affiliates required to be paid on or prior to the Closing Date pursuant to paragraphs (a), (b) and (c) of Section 2.11 and the Fee Letter shall have been or will be paid on or before the Closing Date, which amounts, at the Borrower’s request, may be offset against the proceeds of the Loans.

(d)          The Scheme Effective Date shall have occurred (in the case of the Closing Date Acquisition occurring by way of a Scheme) or the Offer shall have become or been declared unconditional in all respects (in the case of the Closing Date Acquisition occurring by way of an Offer).

(e)          The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit C, confirming that:

(i)          in the case of a Scheme, the Scheme Effective Date has occurred; or

(ii)          in the case of an Offer, the Offer has become or been declared unconditional in all respects.

(f)          At the time of and immediately after giving effect to such Loan, no Major Default shall have occurred and be continuing or would result therefrom or from the proposed borrowing of Loans.

(g)          It is not unlawful in any applicable jurisdiction for such Lender to fund that Loan; provided that such Lender has notified the Administrative Agent promptly upon becoming aware of such unlawfulness; provided further that such unlawfulness alone will not excuse any other Lender from participating in the relevant Loan and will not in any way affect the obligations of any other Lender.

Section 4.3          Actions by Lenders During the Certain Funds Period.

During the Certain Funds Period (save in circumstances where, unless a Major Default has occurred and is continuing or would result from a proposed borrowing of Loans or from the consummation of the other Transactions to be consummated on the applicable date), no Lender shall be entitled to:

(i)          cancel any of its Commitments;

(ii)         rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Loan on the Closing Date in accordance with the terms of this Agreement;

(iii)        refuse to participate in the making of a Loan unless the conditions set forth in Section 4.2 have not been satisfied;

(iv)        exercise (or seek to exercise) any right of netting, set-off or counterclaim in respect of a Loan;

(v)          cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Loan Document; or

(vi)         take (or seek to take) any other action or step, or enforce or invoke (or seek to enforce or invoke) any other claim, right, Lien, benefit or remedy (including any which might be available as a matter of general law) to the extent to do so would prevent or limit the making of a Loan on the Closing Date in accordance with the terms of this Agreement, provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

Notwithstanding any other term of the Loan Documents, if any other term of the Loan Documents is contrary to or inconsistent with this Section 4.3, then the terms set out in this Section 4.3 shall prevail in all respects.

ARTICLE V

AFFIRMATIVE COVENANTS

Commencing on the Effective Date (in the case of Sections 5.9, 5.10, 5.11, 5.12, 5.13 and 5.14) or on the Closing Date (in the case of all other provisions of this Article V), until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Loan Party covenants and agrees with the Lenders that:

Section 5.1          Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)          within 90 days after the end of such fiscal year of the Borrower (commencing with the fiscal year ending after the Closing Date), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the first such fiscal quarter ending after the Closing Date), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations illustrating compliance with Section 6.8 and (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 had a material impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;

(d)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet at https://www.doordash.com (or any new address identified by the Borrower) or at http://www.sec.gov;

(e)          within a reasonable period of time following any request in writing (including any electronic message) therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(f)          if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above but not, in the case of clause (a), audited with respect to the financial statements of such Unrestricted Subsidiary) prepared on the basis of consolidating the accounts of the Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail; and

(g)          promptly after request, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet at https://www. doordash.com (or any new address identified by the Borrower) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.2          Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender), promptly upon the knowledge of any Responsible Officer, written notice of the following:

(a)          the occurrence of any Default;

(b)          the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)          any non-public announcement by Moody’s, S&P or Fitch of any change in a Debt Rating; and

(d)          any other development that becomes known to any such officer of the Borrower or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3          Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3 and (ii) none of the Borrower or any of its Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.4          Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.5          Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies, a Captive Insurance Subsidiary or through self-insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.6          Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third-party consent legally binding on the Borrower or its Restricted Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes or includes attorney work product.

Section 5.7          ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) if requested by the Administrative Agent, within 30 days of such request, a copy of IRS Form 5500 (including schedules thereto) in respect of a Plan with Unfunded Pension Liabilities and (b) promptly and in any event within 30 days after a Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Financial Officer of Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed by such Loan Party or ERISA Affiliate with the PBGC, the IRS or Department of Labor pertaining to such ERISA Event and any notices received by such Loan Party or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in aggregate Unfunded Pension Liabilities under all Plans (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Loan Parties and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that would reasonably be expected to result in a Material Adverse Effect, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by a Loan Party or any ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of a Loan Party or any ERISA Affiliate, a detailed written description thereof from a senior Financial Officer of Borrower; and (d) as soon as practicable, and in any event within 10 days, notice if, at any time after the Closing Date, a Loan Party or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which such party did not maintain or contribute to prior to the Closing Date.

Section 5.8          Compliance with Laws and Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and its and their respective directors, officers and employees with the foregoing with Anti-Corruption Laws, applicable Sanctions and the Beneficial Ownership Regulation.

Section 5.9          Use of Proceeds. The proceeds of the Loans will be used (a) to pay the consideration in connection with the Transactions and (b) to pay fees, costs and expenses related to the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower shall not directly or knowingly indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not directly or knowingly indirectly use, the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10          Additional Guarantors.

(a)          In the event that any Person becomes a Material Domestic Subsidiary (other than any Excluded Subsidiary), the Borrower shall (i) in the case of an Unrestricted Subsidiary becoming a Material Domestic Subsidiary, substantially concurrently with the redesignation or deemed redesignation thereof as a Restricted Subsidiary pursuant to Section 5.12 or (ii) otherwise, 60 days thereafter (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) cause such Material Domestic Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement. If reasonably requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Counterpart Agreement delivered pursuant to this Section 5.10(a), dated as of the date of such agreement.

(b)         With respect to each Material Domestic Subsidiary of the Borrower referred to in clause (a) above, the Borrower shall promptly after delivering the financial statements pursuant to Sections 5.1(a) or (b), as the case may be, send to the Administrative Agent written notice setting forth (i) the date on which such Person became a Material Domestic Subsidiary and (ii) all of the data required to be set forth in Schedule 3.12 to the Disclosure Letter with respect to such Material Domestic Subsidiary; and such written notice shall be deemed to supplement Schedule 3.12 to the Disclosure Letter for all purposes hereof.

Section 5.11         Further Assurances. Subject to the limitations set forth in any Loan Document, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Section 5.12        Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors or chief financial officer of the Borrower may designate any Subsidiary of the Borrower, including a newly acquired or created Subsidiary of the Borrower, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i)          such Subsidiary does not own any Equity Interest of the Borrower or any other Restricted Subsidiary;

(ii)         the Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value (as determined by the Borrower in good faith) of all Investments of the Borrower or its Restricted Subsidiaries in such Subsidiary (valued at the Borrower’s and its Restricted Subsidiaries’ proportional share of the fair market value (as determined by the Borrower in good faith) of such Subsidiary’s assets less liabilities);

(iii)        any Guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary is permitted under Section 6.1 or Section 6.7;

(iv)         neither the Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.1 or Section 6.7;

(v)          immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation;

(vi)         no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of the Borrower or a Restricted Subsidiary; and

(vii)        such Subsidiary does not own (or hold an exclusive license in respect of) any Intellectual Property other than ownership or a license resulting from a Permitted IP Transfer.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b)          (i) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(iii), (a)(iv) or (d) of Section 5.12 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d) of Section 5.12. (ii) The Board of Directors of the Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if no Event of Default exists at the time of the designation and the designation would not cause an Event of Default.

(c)          Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary:

(i)          all existing Investments of the Borrower and the Restricted Subsidiaries of the Borrower therein (valued at the Borrower’s and its Restricted Subsidiaries’ proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii)         all existing Equity Interest or Indebtedness of the Borrower or a Restricted Subsidiary held by it will be deemed issued or incurred, as applicable, at that time, and all Liens on property of the Borrower or a Restricted Subsidiary securing its obligations will be deemed incurred at that time;

(iii)        all existing transactions between it and the Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv)        it will be released at that time from its Guaranty; and

(v)          it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d)          Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.12(b):

(i)          all of its Indebtedness and Liens will be deemed incurred at that time for purposes of Section 6.1 and Section 6.2, as applicable;

(ii)          all Investments therein previously charged under Section 6.7 will be credited thereunder;

(iii)        if it is a Material Domestic Subsidiary, it shall be required to become a Guarantor pursuant to Section 5.10; and

(iv)         it will be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e)          Any designation by the Board of Directors or chief financial officer of the Borrower of a Subsidiary as an Unrestricted Subsidiary after the Closing Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors of the Borrower giving effect to the designation and a certificate of a Responsible Officer of the Borrower certifying that the designation complied with the foregoing provisions.

Section 5.13        Acquisition Undertakings.

(a)          Subject to any confidentiality, regulatory, legal or other restrictions relating to the disclosure or supply of such information, the Borrower shall keep the Administrative Agent reasonably informed as to any material developments in relation to the Scheme or, as applicable, the Offer as the Administrative Agent may reasonably request.

(b)          In the case of an Offer, where becoming entitled to do so, the Borrower shall promptly give notices under Section 979 of the UK Companies Act 2006 in respect of the Target Shares and shall promptly (and in any event within the maximum time period prescribed for such actions) complete a Squeeze-out.

Section 5.14         Conduct of Offer and/or Scheme.

(a)          The Borrower shall not waive, amend or treat as satisfied any term or condition relating to the Closing Date Acquisition from that set out in the draft Rule 2.7 Announcement, in a manner or to the extent that would be materially prejudicial to the interests of the Lenders (taken as a whole) under the Loan Documents, other than any amendment or waiver:

(i)          made with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed);

(ii)          required or requested by the Takeover Panel or the Court, or reasonably determined by the Borrower as being necessary to comply with the requirements or requests (as applicable) of the Takeover Code, the Takeover Panel or the Court or any other applicable law, regulation or regulatory body;

(iii)        that changes the purchase price (or amendment to any written agreement related thereto) in connection with the Closing Date Acquisition, so long as (A) any increase in the purchase price is either (x) no greater than 10% of the purchase price set forth in the Acquisition Documents (as in effect on the Effective Date) or (y) not funded with additional Indebtedness and (B) any reduction in the purchase price is no greater than 10% of the purchase price set forth in the Acquisition Documents (as in effect on the Effective Date);

(iv)        extending the period in which holders of the Target Shares may accept the terms of the Scheme or, as the case may be, the Offer (including by reason of the adjournment of any meeting or court hearing);

(v)          to the extent required to allow the Closing Date Acquisition to switch from being effected by way of an Offer to a Scheme or from a Scheme to an Offer; or

(vi)         that relates to a condition or conditions that the Borrower reasonably considers that the Borrower would not be entitled, in accordance with Rule 13.5(a) of the Takeover Code, to invoke so as to cause the Closing Date Acquisition not to proceed.

(b)          Unless otherwise agreed by all of the Lenders, if the Closing Date Acquisition is effected by way of an Offer, the Borrower shall not specify an Acceptance Condition for such Offer of less than the Minimum Acceptance Threshold.

(c)          The Borrower shall not take any steps as a result of which any member of the Group is obliged to make a mandatory offer under Rule 9 of the Takeover Code.

(d)          The Borrower shall comply in all material respects with the Takeover Code (subject to any waiver or dispensation of any kind granted by the Takeover Panel) and all applicable laws or regulations relating to the Closing Date Acquisition, unless any such non-compliance would not reasonably be expected to be materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents.

(e)          For the avoidance of doubt, in the event that:

(i)          the Borrower has issued a Scheme Circular, nothing in this Agreement shall prevent the Borrower from subsequently proceeding with an Offer; provided that the terms and conditions contained in the relevant Offer Document include an Acceptance Condition of no lower than the Minimum Acceptance Threshold; and

(ii)          the Borrower has issued an Offer Document, nothing in this Agreement shall prevent the Borrower from subsequently proceeding with a Scheme.

ARTICLE VI

NEGATIVE COVENANTS

Commencing on the Closing Date, until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Loan Party covenants and agrees with the Lenders that:

Section 6.1          Subsidiary Indebtedness. The Borrower will not permit any of its Restricted Subsidiaries to create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)          the Obligations;

(b)          (i) Indebtedness with respect to Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of incurrence thereof, the greater of (x) $1,100,000,000 and (y) 10% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided that any such Indebtedness shall be secured only by the assets (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness; provided, however, that if any Indebtedness is incurred to extend, renew, refinance or replace any such Indebtedness initially incurred under this clause (b) in reliance on subclause (y) above and such incurrence would cause the amount permitted under subclause (y) above to be exceeded, such extensions, renewals, refinancings or replacements shall be permitted so long as the resulting Indebtedness is of a similar type and does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred;

(c)          Indebtedness in an aggregate outstanding principal amount not to exceed, at the time of incurrence thereof, together with (without duplication) the aggregate amount of Liens outstanding at such time incurred pursuant to Section 6.2(n), the greater of (x) $1,100,000,000 and (y) 10% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided, however, that if any Indebtedness is incurred to extend, renew, refinance or replace any such Indebtedness initially incurred under this clause (c) in reliance on subclause (y) above and such incurrence would cause the amount permitted under subclause (y) above to be exceeded, such extensions, renewals, refinancings or replacements shall be permitted so long as the resulting Indebtedness is of a similar type and does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred;

(d)          Indebtedness of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(e)          Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(f)          Indebtedness in connection with cash management or custodial agreements, netting services, automatic clearinghouse arrangements, overdraft protections and other similar obligations in connection with deposit accounts and securities accounts and Indebtedness in connection with credit card, debit card or other similar cards or payment processing services;

(g)          Guarantees by a Restricted Subsidiary of Indebtedness of any Restricted Subsidiary that is not a Guarantor with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations;

(h)          Indebtedness existing on the Effective Date (or, in the case of any Indebtedness of the Target Group that was not created in contemplation of or in connection with the Closing Date Acquisition, the Closing Date) and described in Schedule 6.1 to the Disclosure Letter and extensions, renewals, refinancings and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals, refinancings or replacements;

(i)          obligations under any Swap Agreement; provided that such obligations are entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;

(j)          Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business;

(k)          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l)          Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to an Acquisition permitted hereunder; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(m)        Indebtedness of any Restricted Subsidiary that is a Guarantor; and

(n)          Indebtedness of the Loan Parties under the Existing Credit Agreement.

Section 6.2          Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)          Permitted Encumbrances;

(b)          any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date (or, in the case of any Lien on any property or asset of the Target Group that was not created in contemplation of or in connection with the Closing Date Acquisition, the Closing Date) and set forth in Schedule 6.2 to the Disclosure Letter (provided that (i) Liens securing Indebtedness or other obligations of less than $250,000 individually and $2,500,000 in the aggregate do not need to be set forth in Schedule 6.2 to the Disclosure Letter to be permitted Liens under this clause (b) and (ii) the Disclosure Letter may be amended within 30 days of the Effective Date to provide for the results of a Lien search) and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such replacement, renewal or extension Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary other than (y) improvements thereon or proceeds thereof and (z) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.1 or constitute obligations of the Borrower or any Guarantor;

(c)          any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary (other than pursuant to a redesignation or deemed redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary as provided in Section 5.12), in each case after the Effective Date and prior to the time such Person becomes a Restricted Subsidiary and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals, replacements or refinancings and (iv) if such Liens secure Indebtedness, such Indebtedness is permitted by Section 6.1;

(d)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness that is permitted by Section 6.1(b) or is Indebtedness of the Borrower or any Guarantor, (ii) such Liens and the Indebtedness secured thereby are initially incurred prior to or within 180 days after the acquisition or the completion of the construction or improvement of such fixed or capital assets, (iii) the Indebtedness secured thereby at the time incurred does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and customary related expenses, and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than additions, accessions, parts, attachments or improvements on or proceeds of such fixed or capital assets; provided that clause (ii) shall not apply to any refinancing, extension, renewal or replacement thereof;

(e)          easements, licenses, sublicenses, leases or subleases granted to others (A) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) not securing any Indebtedness;

(f)          the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g)          in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h)          in the case of any Joint Venture or any Person that is not a Subsidiary, any Liens on its Equity Interests pursuant to its organizational documents or any related joint venture or similar agreement;

(i)          Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j)          Liens on earnest money deposits of cash or Cash Equivalents or Marketable Securities made in connection with any Acquisition not prohibited hereunder;

(k)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents or other securities on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to institutions with respect to cash management operating account arrangements and similar arrangements, automated clearinghouse transfers of funds and fees owing to such institutions;

(l)          Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m)        Liens securing the Obligations pursuant to any Loan Document;

(n)          other Liens; provided that, at the time of incurrence of the obligations secured thereby, the aggregate outstanding principal amount of obligations secured by Liens in reliance on this clause (n) does not exceed, together with (without duplication) the aggregate amount of Indebtedness incurred pursuant to Section 6.1(c) and then outstanding, the greater of (x) $1,100,000,000 and (y) 10% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis;

(o)         [reserved];

(p)          Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under Section 6.3 (including any letter of intent or purchase agreement with respect to such Investment or disposition) or (B) consisting of an agreement to dispose of any property in a disposition permitted under Section 6.3, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q)          Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(r)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s)          Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(t)          Liens on cash or Investments permitted under Section 6.7 securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;

(u)          customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to Indebtedness not prohibited under this Agreement; and

(v)          Liens securing obligations in respect of repurchase agreements; provided that such Liens shall apply to such investments against which such obligations are incurred, together with the income and proceeds thereof.

Section 6.3          Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, consummate any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i)          any Subsidiary of the Borrower or any other Person may merge into or consolidate with the Borrower in a transaction in which the surviving entity is (x) the Borrower or (y) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall expressly assume, by a written instrument in form and substance reasonably satisfactory to the Administrative Agent, all the Obligations of the Borrower under the Loan Documents and shall deliver all information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(ii)         any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(iii)        any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party, and any Restricted Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any Loan Party or a Restricted Subsidiary;

(iv)        in connection with any Acquisition, any Restricted Subsidiary may merge into or with, or consolidate with any other Person, and any other Person may merge into such Restricted Subsidiary, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(v)          any Restricted Subsidiary may merge into or consolidate with any other Person, or have any other Person merge into or consolidate with it, in a transaction in which such Restricted Subsidiary ceases to be a direct or indirect Subsidiary of the Borrower if such transaction is also permitted by clauses (viii) or (ix) below;

(vi)        any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(vii)       any Restricted Subsidiary that is not a Guarantor may sell or transfer Equity Interests owned by such Restricted Subsidiary to any other Restricted Subsidiary that is not a Guarantor or to any Loan Party;

(viii)      the Borrower and any Restricted Subsidiary may dispose of Equity Interests of a Restricted Subsidiary acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof (as determined in good faith by the Borrower); and

(ix)        any Foreign Subsidiary may sell or transfer Equity Interests owned by such Foreign Subsidiary to a Loan Party or another Foreign Subsidiary.

Section 6.4           Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(a)          any Restricted Subsidiary may declare and pay dividends or make other Restricted Payments ratably to (i) its equity holders, (ii) the Borrower or (iii) any Guarantor;

(b)          the Borrower may make Restricted Payments to redeem in whole or in part any of its Equity Interests (including Disqualified Equity Interests) for another class of its Equity Interests or rights to acquire its Equity Interests (other than, in each case, Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interests of the Borrower or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than, in each case, Disqualified Equity Interests);

(c)          Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee (or other provider of services) in an amount equal to the employee’s (or other provider of services’) tax obligation on such compensation and the payment in cash to the applicable Governmental Authority of an amount equal to such tax obligation;

(d)          the Borrower may declare and make dividends payable solely in additional shares of the Borrower’s Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;

(e)          the Borrower may make any Restricted Payment that has been declared by it, so long as (A) such Restricted Payment would be otherwise permitted under clause (m) of this Section 6.4 at the time so declared and (B) such Restricted Payment is made within 60 days of such declaration;

(f)          the Borrower may repurchase Equity Interests pursuant to any Structured Repurchase; provided that the payment made by the Borrower with respect to such repurchase would be otherwise permitted under clause (m) of this Section 6.4 at the time such agreement is entered into and at the time such payment is made; for the avoidance of doubt, the amount of all Restricted Payments made to purchase Equity Interests pursuant to this clause (f) shall be determined based upon the net cash payments made after settlement of all payments and obligations pursuant to the terms of such Structured Repurchase, or following the early unwind or settlement of such Structured Repurchase;

(g)          the Borrower may make Restricted Payments pursuant to and in accordance with equity compensation plans or other similar agreements for directors, officers, employees or other providers of services to the Borrower and its Restricted Subsidiaries or in connection with a cessation of service of such Person;

(h)          the Borrower may repurchase Equity Interests or rights in respect thereof granted to directors, officers or employees of the Borrower or its Restricted Subsidiaries; provided that the aggregate cash consideration paid pursuant to this clause (h) shall not exceed $25,000,000 in any fiscal year;

(i)          the Borrower may (i) repurchase or pay cash in lieu of issuing fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities, exercises of warrants or options, or settlements of restricted stock units or (ii) “net exercise” or “net share settle” warrants or options;

(j)          the receipt or acceptance by the Borrower or any Subsidiary of the Borrower of the return of Equity Interests issued by the Borrower or any Subsidiary of the Borrower to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition;

(k)          the Borrower may make any payments of cash or deliveries in shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) (and cash in lieu of fractional shares) pursuant to the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries upon conversion or settlement thereof);

(l)          the Borrower may pay the premium in respect of, make any payments (of cash or deliveries in shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock and cash in lieu of fractional shares)) with respect to, and otherwise perform its obligations under, any Permitted Call Spread Transaction, including in connection with any settlement, unwind or termination thereof whether pursuant to its terms or otherwise;

(m)        the Borrower may distribute rights pursuant to a stockholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such stockholder rights plan;

(n)          the Borrower may make other Restricted Payments; provided that (i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment and (ii) at the time any such Restricted Payment is made, immediately after giving effect to such Restricted Payment, the Senior Net Leverage Ratio would not exceed 3.00 to 1.00 for the most recently ended four-fiscal-quarter period in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; and

(o)          the Borrower may make other Restricted Payments so long as the aggregate amount of such Restricted Payments made pursuant to this clause (o) does not exceed, at the time any such Restricted Payment is made, the greater of (x) $1,100,000,000 and (y) 10% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis.

Section 6.5          Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date (or, in the case of any such restrictions or conditions on the Target Group that were not created in contemplation of or in connection with the Closing Date Acquisition, the Closing Date) and identified on Schedule 6.5 to the Disclosure Letter (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements (including by way of merger, acquisition or consolidation) relating to the sale of a Restricted Subsidiary or assets of the Borrower or any Restricted Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing any other Indebtedness not prohibited by Section 6.1 or Indebtedness incurred by the Borrower or any Guarantor; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good-faith judgment of the Borrower, (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business or in transactions permitted by this Agreement, (x) the foregoing shall not apply to customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by a Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations under the Loan Documents, (xi) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into the ordinary course of business, (xii) the foregoing shall not apply to customary restrictions contained in agreements related to minority Investments made by the Borrower or any Subsidiary in any Person that is not a Subsidiary, and (xiii) the foregoing shall not apply to restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, tax holidays or similar benefits.

Section 6.6          Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Restricted Subsidiaries and not involving any other Affiliate, or as otherwise permitted hereunder, including as a Permitted IP Transfer), except (a) on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors of the Borrower, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers, employees or other providers of services of the Borrower or any of its Restricted Subsidiaries, (c) severance arrangements entered into in the ordinary course of business, (d) retention, bonus or similar arrangements approved by the Borrower’s board of directors (or a committee thereof), (e) issuance of Equity Interests of the Borrower, (f) any transaction involving amounts less than $500,000 individually or $5,000,000 in the aggregate in any fiscal year and (g) any Indebtedness permitted by Section 6.1, Liens permitted by Section 6.2, Restricted Payment permitted by Section 6.4 and Investments permitted by Section 6.7.

Section 6.7          Investments. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)          Investments in cash and Investments constituting Cash Equivalents and Marketable Securities at the time made;

(b)          Investments (including intercompany loans) in the Borrower or any Restricted Subsidiary;

(c)          other Investments (including Investments in Unrestricted Subsidiaries and Joint Ventures); provided that at the time any such Investment is made, (i) no Default or Event of Default has occurred and is continuing or would result from such Investment and (ii) after giving effect to such Investment, the Senior Net Leverage Ratio would not exceed 3.25 to 1.00 for the most recently ended four-fiscal-quarter period in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; provided further that such Investment does not include any sale, disposition, transfer or exclusive license of any Intellectual Property other than a Permitted IP Transfer;

(d)          advances to officers, directors and employees of the Borrower and Subsidiaries made in the ordinary course of business for travel, entertainment, relocation, commission advances and analogous ordinary business purposes;

(e)          Investments described in Schedule 6.7 to the Disclosure Letter;

(f)          Swap Agreements which constitute Investments;

(g)          Investments consisting of extensions of credit in the nature of accounts receivable (including intercompany receivables and intercompany charges of expenses) or notes receivable arising from the grant of trade credit in the ordinary course of business and any prepayments and other credits to suppliers or vendors made in the ordinary course of business, endorsements for collection in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization;

(h)          guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(i)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good-faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j)          intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(k)          lease, utility and other similar deposits in the ordinary course of business;

(l)          Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(m)        the purchase of any Permitted Call Spread Transaction by the Borrower and the performance of its obligations thereunder;

(n)          any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable Law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(o)          Investments arising under any Structured Repurchase that is permitted pursuant to Section 6.4(f);

(p)          Investments arising out of the receipt of non-cash consideration for any disposition not prohibited by this Agreement;

(q)          to the extent constituting Investments, pledges and deposits permitted by Section 6.2;

(r)          other Investments so long as the aggregate amount of such Investments made pursuant to this clause (r) does not exceed, at the time any such Investment is made, the greater of (x) $1,100,000,000 and (y) 10% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b) or Section 3.4(a) and calculated on a Pro Forma Basis; and

(s)          the Transactions (including payment of the purchase consideration in connection with the Closing Date Acquisition).

For purposes of covenant compliance with this Section 6.7, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Section 6.8          Financial Covenant. At the end of each of its fiscal quarters ending on and after the Closing Date, the Borrower will not permit the Senior Net Leverage Ratio to exceed 3.50 to 1.00 for the most recently ended four fiscal quarter period in respect of which financial statements have been delivered pursuant to Section 5.1(a) or (b); provided that, upon consummation of a Material Acquisition (including, for the avoidance of doubt, the Closing Date Acquisition), the Borrower may elect to increase the Senior Net Leverage Ratio permitted pursuant to this Section 6.8 to 4.00 to 1.00 for the period beginning with the fiscal quarter in which such Material Acquisition is consummated and for each of the following three consecutive fiscal quarters.

ARTICLE VII

GUARANTY

Section 7.1          Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations of the Borrower in its capacity as a Guarantor shall exclude any Direct Borrower Obligations.

Section 7.2          Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower or any other Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

Section 7.3          Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)          the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;

(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)          any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)          this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, whether or not consented to by any Beneficiary; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower or any other Person may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor in respect of its Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law; provided, however, that this limitation shall not apply to the Borrower with respect to its Direct Borrower Obligations.

Section 7.4          Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (1) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person or (4) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set offs, recoupments and counterclaims, (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto and (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.

Section 7.5          Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Commitments shall have terminated, each Guarantor hereby waives to the fullest extent permitted by applicable law any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise, and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full and the Commitments shall not have terminated, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.6          Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.7          Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.8          Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.9          Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any other Loan Party at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from the Borrower and the other Loan Parties on a continuing basis concerning the financial condition of the Borrower and the other Loan Parties and their respective ability to perform their obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any other Loan Party now known or hereafter known by any Beneficiary.

Section 7.10         Bankruptcy, Etc.

(a)          So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Loan Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Loan Party or by any defense which the Borrower or any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Loan Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)          In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower or any Subsidiary of the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur on or following the Closing Date:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representation or warranty shall prove to have been incorrect in any respect);

(d)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, Section 5.3 (solely with respect to such Loan Party’s existence), Section 5.9 or in Article VI;

(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)          the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g)          after giving effect to any grace period, the Borrower or any Restricted Subsidiary fails to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness (other than as described in clause (f) above), if the failure referred to in this clause (g) causes, or permits the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity (or in the case of any such Indebtedness constituting a Guarantee in respect of Indebtedness to become payable) or become subject to a mandatory offer purchase by the obligor; provided that, for the avoidance of doubt, this clause (g) shall not apply to (w) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (x) any redemption, repurchase, conversion or settlement with respect to any Permitted Convertible Indebtedness pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default, (y) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Transaction, any Structured Repurchase, any other derivative instrument referencing Equity Interests of the Borrower or any of its Affiliates, or any Swap Agreement, or (z) any Indebtedness that becomes due as a result of a voluntary refinancing thereof or a change of control provision of any Indebtedness of a Subsidiary as a result of the acquisition of such Subsidiary;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)          the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)          one or more judgments for the payment of money in excess of $100,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.);

(l)          one or more ERISA Events shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur; or

(n)          (i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or (ii) any Loan Party contests in any manner the validity or enforceability of any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, subject to Section 4.3, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1          Authorization and Action. Each of the Lenders hereby irrevocably appoints JPMCB as the Administrative Agent (and JPMCB hereby accepts such appointment) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders, and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 9.2          Administrative Agent’s Reliance, Limitation of Liability, Etc. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.3          Successor Administrative Agent. The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 9.4          Acknowledgements of Lenders. Each Lender represents and warrants as of the date it becomes a Lender that (i) it is such Lender’s intention that the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, no Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Subject to Section 10.2, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 10.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented.

Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof.

Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release all Guaranties provided for in any Loan Document. Any such release of any Guaranty shall be deemed subject to the provision that such Guaranty shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent, nor any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same-day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this paragraph shall be conclusive, absent manifest error.

Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same-day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

Each party’s obligations under the preceding three paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.1        Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other facsimile transmission or, subject to clause (b) below, other electronic image scan transmission (e.g., pdf via email)), as follows:

(i)          if to the Borrower, to it at DoorDash, Inc., 303 2nd Street, South Tower, 8th Floor, San Francisco, California 94107, Attention: *** (email: ***) with a copy to Latham & Watkins LLP, Attention: Jason M. Licht, Esq. and Christopher J. Clark, Esq., 555 Eleventh Street NW, Suite 1000, Washington, D.C. 20007 (email: jason.licht@lw.com; christopher.j.clark@lw.com);

(ii)          if to the Administrative Agent from the Borrower, to JPMCB, at the address separately provided to the Borrower;

(iii)        if to the Administrative Agent from any Lender, to JPMCB, at the address separately provided by the Administrative Agent to such Lender;

(iv)        [reserved]; and

(v)         if to any other Lender, to it at its address (or telecopy (or other facsimile transmission) number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy (or other facsimile transmission) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications or Approved Borrower Portals, to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)         Notices and other communications to the Borrower, any Loan Party, the Lenders, the Administrative Agent may be delivered or furnished by electronic communications or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)         Any party hereto may change its address or telecopy (or other facsimile transmission) number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)         Borrower Communications.

(i)          The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”). “Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(ii)          The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak, ClearPar, the Internet or another similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 10.2        Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b)         Except as provided in Section 2.13(b), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that, subject to Section 2.13(b), no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender (or make any changes to the definition of “Applicable Percentage”), (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.12(c), (iv) change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Article IX or Section 10.17 (in which case such release may be made by the Administrative Agent, acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) [reserved], (viii) change the definition of “Pro Rata Share” without the written consent of each Lender or (ix) subordinate the Obligations to any other Indebtedness of any Loan Party without the written consent of each Lender. Notwithstanding anything to the contrary herein, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (B) [reserved], (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or the termination thereof extended without the consent of such Lender, (y) the principal amount of any Defaulting Lender’s Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (D) the Fee Letter may be amended, waived or otherwise modified by an agreement in writing entered into by the parties thereto and (E) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.3         Expenses; Limitation of Liability; Indemnity.

(a)          Expenses. The Borrower shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, each Arranger, any syndication agent and their respective Affiliates, including, without limitation, the reasonable, documented and invoiced fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Arrangers and any syndication agent, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, each Arranger and each Lender, including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent or any Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waive, any claim against the Administrative Agent, any Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender‑Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Borrower Portal), except as determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this Section 10.3(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)          Indemnity. Each Loan Party shall indemnify the Administrative Agent, each Arranger, each Lender and any syndication agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and reasonable, documented and invoiced expenses, including the fees, charges and disbursements of one primary firm of counsel for the Indemnitees, taken as a whole (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (v) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Sections 2.14 and 2.16, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim, (w) to the extent that such Liabilities or reasonable, documented and invoiced expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non‑appealable judgment), (y) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the direct parent of the Borrower, the Borrower or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non‑appealable judgment) other than any proceeding against Administrative Agent or the Arrangers in such capacity or (z) if arising from any settlement with respect to indemnified liabilities which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(d)         Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 10.3 to the Administrative Agent, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to the first date on which all Commitments have terminated and all Loans have been paid in full), and indemnify each Agent-Related Person from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)          Payments. All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower (x) prior to the funding of the Loans on the Closing Date, in the Borrower’s sole discretion (provided that such consent of the Borrower shall be deemed to have been given with respect to any Person identified to the Administrative Agent in writing by the Borrower prior to the Effective Date) and (y) after the funding of the Loans on the Closing Date, such consent not to be unreasonably withheld (provided that, solely in the case of this clause (y), (I) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (II) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee); and

(B)          the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(E)          no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) any Disqualified Lender; and

(F)          in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans of each applicable Class in accordance with its Applicable Percentage with respect to such Class. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.3); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to establish that each Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.4(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6, Section 2.17(d) or Section 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(e) (it being understood and agreed that the documentation required under Section 2.16(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 10.12 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after Participant acquired the applicable participation.

(iii)        Each Lender that sells a participation shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-1(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the Bank of England or the European Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          (i) No assignment or participation shall be made to any Person that was a Disqualified Lender (other than, in the case of participations (but not assignments), a Person who was a Disqualified Institution solely as a result of clause (c) of the definition thereof) as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). With respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)         If any assignment or participation is made to any Disqualified Lender without the Borrower’s sole prior written consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Lenders, purchase or prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Agreement to one or more Persons at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent to (1) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (2) provide the DQ List to each Lender requesting the same. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders, or otherwise take (or omit to take) any action with respect thereto.

Section 10.5        Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 10.6        Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)          Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.7        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.8        Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held by, and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9         Governing Law; Jurisdiction; Consent to Service of Process.

(a)          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)          Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing-law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third‑party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(d)          Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11       Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12       Confidentiality.

(a)          Each of the Administrative Agent and the Lenders agrees to (i) maintain the confidentiality of the Information (as defined below), (ii) not disclose any Information to any individual or organization, either internally or externally, without the prior written consent of the Borrower and (iii) not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (A) to its and its Affiliates’ directors, officers, employees, other providers of services and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (B) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Administrative Agent or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and permitted by applicable law, to inform the Borrower promptly thereof), (C) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (D) to any other party to this Agreement, (E) in connection with the exercise of any remedies hereunder or under any Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any Loan Document, (F) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee of any of its rights or obligations under this Agreement, (G) with the consent of the Borrower, (H) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non‑confidential basis from a source other than the Borrower that is not, to the Administrative Agent’s or such Lender’s knowledge, subject to a contractual or fiduciary confidentiality obligation owing to the Borrower with respect to such information, (I) to any Participant or “bona fide” prospective Participant in, or any “bona fide” prospective assignee of, the Commitments, the Loans or any Lender’s rights or obligations under this Agreement (in each case other than any Disqualified Lender) or (J) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations in each case other than any Disqualified Lender; provided that, in the case of clauses (I) and (J) of this Section 10.12 such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures), to be bound by either the provisions of this Section 10.12 or other provisions that are at least as restrictive as the provisions contained in this Section 10.12. For the purposes of this Section, “Information” means all information received from the Borrower, or from any of its Affiliates, representatives or advisors on behalf of the Borrower, relating to the Borrower or its business (including, for the avoidance of doubt, the DQ List), other than any such information that is available to the Administrative Agent or any Lender on a non‑confidential basis prior to disclosure by the Borrower, or by any of its Affiliates, representatives or advisors on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.13      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.14      No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its subsidiaries, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions, in addition to providing or participating in commercial lending facilities such as that provided hereunder, that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Administrative Agent, any Arrangers nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15       Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.16       USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lenders) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Section 10.17       Release of Guarantors.

(a)          A Loan Party (other than the Borrower) shall automatically be released from its obligations under the Loan Documents (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Loan Party ceases to be a wholly owned Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(b)          Upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent amounts not yet due) under any Loan Document have been paid in full, all obligations under the Loan Documents shall be automatically released.

(c)          In connection with any termination or release pursuant to this Section 10.17, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(d)          Each of the Lenders irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 10.17.

(e)          In the event that (i) all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Restricted Subsidiaries in a transaction permitted under this Agreement, (ii) a Guarantor ceases to be a Material Domestic Subsidiary or (iii) a Guarantor would become an Excluded Subsidiary upon the consummation of any transaction permitted hereunder, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the Guaranty of such Guarantor.

Section 10.18       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.19      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.20       Certain ERISA Matters.  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Arrangers and each of their respective Affiliates, and not for the avoidance of doubt, for Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(b)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c)          (A) such Lender is an investment fund managed by a “qualified professional asset manager” (within the meaning of Part VI of PTE 84-14), (B) such qualified professional asset manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d)          such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its reasonable discretion, and such Lender.

In addition, unless clause (a) of this Section 10.20 is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (d) of this Section 10.20, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Collateral Agent, Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Administrative Agent, Collateral Agent, Arrangers, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent or Collateral Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

The Administrative Agent and Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Signature Pages Follow]

DOORDASH, INC.

By:	/s/ Ravi Inukonda
Name: Ravi Inukonda
Title: Chief Financial Officer

CAVIAR, LLC
By: DoorDash, Inc., its Sole Member

By:	/s/ Ravi Inukonda
Name: Ravi Inukonda
Title: Chief Financial Officer

DOORDASH GIFTCARDS LLC
By: DoorDash, Inc., its Sole Member

By:	/s/ Ravi Inukonda
Name: Ravi Inukonda
Title: Chief Financial Officer

DOORDASH G&C, LLC
By: DoorDash, Inc., its Sole Member

By:	/s/ Ravi Inukonda
Name: Ravi Inukonda
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Vidita Shah
Name: Vidita Shah
Title: Vice President